Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. announced third quarter 2006 net income of $2.451 million compared to $2.253 million during the third quarter of 2005, an increase of 9%.  Diluted earnings per share were $0.31 for the quarter compared to $0.29 for third quarter 2005, an increase of 7%.  All prior-period per share amounts have been adjusted to reflect the two-for-one stock split paid on June 30, 2006 in the form of a stock dividend. Net income for the nine months ended September 30, 2006 amounted to $6.689 million compared to $6.085 million for the same period in 2005, an increase of 10%.  Diluted earnings per share were $0.86 for the nine months ended September 30, 2006 compared to $0.79 for the same period in 2005, an increase of 9%.

The company also announced a quarterly dividend of $0.07 to be paid on December 1, 2006 to shareholders of record as of November 10, 2006. Prior to 2006, dividends were paid once a year. On an annualized basis, year-to-date dividends represent a 17% increase over the prior year’s annual dividend.

The company’s net income growth continues to result primarily from increases in net interest income, partially offset by increases in non-interest expense.  Net interest income for the nine months ended September 30, 2006 amounted to $31.0 million compared to $27.8 million for the same period in 2005, an increase of 11%.  The primary driver of net interest income growth over the period was loan growth, which increased 12% since September 30, 2005.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.79% for both the nine months ended September 30, 2006 and 2005. Non-interest expense amounted to $24.5 million for the nine months ended September 30, 2006 compared to $22.3 million for the same period in 2005, an increase of 10%, and reflected the strategic and operational costs necessary to support the company’s continued growth.

The year-to-date results also included non-interest income of $5.1 million, an increase of $312 thousand over the prior nine-month period, consisting primarily of strong growth from investment advisory fees and other income, partially offset by a reduction in the net gains on the sales of investment securities.  Included in other income were $62 thousand of tax credit-related income that was not present in the prior-year period and a $177 thousand increase in bank-owned life insurance income over the prior-year period.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $892 thousand for the year-to-date results compared to $835 thousand in the prior year-to-date period.  Asset quality remained favorable during the year-to-date period with net charge-offs of 0.03% of average total loans or $221 thousand.  The allowance for loan losses to total loans ratio was 1.70% at September 30, 2006 compared to 1.72% at December 31, 2005.

Total loans increased 7% since December 31, 2005, amounting to $746.6 million at September 30, 2006. Total assets were $972.8 million at September 30, 2006, an increase of 6% over December 31, 2005.  Total deposits were $867.9 million at September 30, 2006, and $775.4 million at December 31, 2005, an increase of 12%.   Included in total deposits were brokered deposits of $83.6 million and $10.0 million at those respective dates. Deposits, excluding brokered deposits, increased 2% over December 31, 2005.  The company utilizes brokered deposits as an alternative funding source to Federal Home Loan Bank borrowings. Investment assets under management increased to $462.8 million at September 30, 2006, compared to $425.0 million at December 31, 2005, an increase of 9%.  Total assets under management amounted to $1.458 billion at September 30, 2006, as compared to $1.366 billion at December 31, 2005, an increase of 7%.

In an ongoing effort to express our appreciation to our customers, prospects, and the business community throughout our markets, the bank recently hosted two successful business development events.  On September 25, nationally-recognized economist Marci Rossell spoke to a large audience at Indian Ridge Country Club in Andover, and on October 25, Linda Duessel, a highly-respected market strategist shared insights on the stock market with a similar group of guests from the North Central region at the Fitchburg Art Museum.  Each event presented a tremendous opportunity for us to showcase our bank, our service excellence, and our desire to attract new relationships to Enterprise.

Continually positioning the bank for future growth, we recently announced several key personnel changes.  SVP Raymond Lafond now heads up the bank’s commercial lending efforts in North Central Massachusetts, and VP Brian Jette joined our Investment Advisory Group and services clients in the Merrimack Valley, as well as the North Central Region.

Several Enterprise Bankers were recognized during the third quarter for their valuable contributions to the bank’s effort to create strong and vibrant communities.  SVP Diane Silva was honored as a “Local Hero” by Community Teamwork, Inc. of Lowell for her efforts in the low-income housing field.  SVP Mary Ellen Fitzpatrick was named by the President of the University of Massachusetts to the Chancellor’s Search Committee at the University of Massachusetts Lowell.  The position of Chancellor of the University is critically important as the University plays such a vital role in the economic future of our region. Chairman/CEO George Duncan was honored at Lowell General Hospital’s Golf Tournament and Tribute Dinner.  Friends and colleagues joined together to donate over $460,000 in George’s name to establish a new cardiac unit at the hospital.  George was truly humbled by the tremendous generosity of the community.  He accepted this special recognition in large part because it provided him with a unique opportunity to personally acknowledge the outstanding contribution that Lowell General Hospital makes to our community.

Renovation efforts are near completion at our new 8 High Street location in Andover.  We are excited about relocating our Park Street office to the Benjamin Punchard House, in the heart of downtown Andover, in mid-December.  This state-of-the-art financial services center will provide us ample space to accommodate our growing customer base in the Andover-North Andover market.  Please take a moment to stop by and visit.  Vice President/Branch Manager Nancy Hargreaves-Pierce and her staff look forward to welcoming you.

The current interest rate environment and the highly-competitive marketplace continue to present growth and earnings challenges for the banking industry.  Overall, economic indicators in our region have been consistent in predicting slow growth for our economy.  Both employment trends and consumer confidence levels remain cautiously optimistic.  Economic momentum received an additional boost as good news was announced concerning Motorola, Inc.’s plans to move approximately 600 employees to the company’s new facilities at Cross Point Towers in Lowell.  We are optimistic that this action is evidence of the strength of the region’s commercial real estate market, and bodes well for additional job creation throughout the Merrimack Valley and Southern New Hampshire.

To date, 2006 has provided many opportunities.  Enterprise Bank is strong and vibrant.  We believe that our aggressive business development efforts, strong reputation, and unwavering commitment to independence are great assets and will help to ensure our success.

Sincerely,

George L. Duncan	Richard W. Main	John P. Clancy, Jr.
Chairman/CEO	President/Chief Lending Officer	Executive Vice President
Chief Operating Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

CONDENSED CONSOLIDATED INCOME STATEMENTS

	For the three months ended Sept. 30,		For the nine months ended Sept. 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Net interest income	$10,487	$9,832	$30,987	$27,835
Provision for loan losses	375	360	892	835
Net interest income after provision for loan losses	10,112	9,472	30,095	27,000
Non-interest income	1,856	1,748	5,105	4,793
Non-interest expense	(8,080)	(7,685)	(24,532)	(22,261)
Income before income taxes	3,888	3,535	10,668	9,532
Income tax expense	1,437	1,282	3,979	3,447
Net Income	$2,451	$2,253	$6,689	$6,085

Basic earnings per share	$0.32	$0.30	$0.88	$0.82
Diluted earnings per share	$0.31	$0.29	$0.86	$0.79
Basic weighted average common shares outstanding	7,691,407	7,515,734	7,644,641	7,437,712
Diluted weighted average common shares outstanding	7,840,578	7,731,416	7,811,668	7,675,956

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	Sept. 30, 2006	December 31, 2005	Sept. 30, 2005
Cash and cash equivalents	$49,264	$38,381	$54,603
Investment securities at fair value	142,936	156,521	171,182
Loans, net of allowance for loan losses	733,841	687,676	653,811
Other assets	46,744	35,899	33,202
Total assets	$972,785	$918,477	$912,798

Deposits	$867,917	$775,387	$811,614
Borrowed funds	9,967	58,639	16,622
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	10,013	5,796	7,776
Total stockholders’ equity	74,063	67,830	65,961
Total liabilities and stockholders’ equity	$972,785	$918,477	$912,798

CONSOLIDATED FINANCIAL DATA AND RATIOS

(Dollars in thousands, except per share data)	At or for the nine months ended Sept. 30, 2006	At or for the year ended December 31, 2005	At or for the nine months ended Sept. 30, 2005
Balance Sheet Items:
Total assets	$972,785	$918,477	$912,798
Loans serviced for others	22,152	22,938	29,795
Investment assets under management	462,811	424,953	407,069
Total assets under management	$1,457,748	$1,366,368	$1,349,662

Book value per share	$9.62	$8.93	$8.76
Dividend per common share(1)	$0.21	$0.24	$0.24
Allowance for loan losses to total loans	1.70%	1.72%	1.77%
Non-performing loans to total loans	0.26%	0.21%	0.27%

Income Statement Items (annualized):
Return on average assets	0.95%	0.97%	0.96%
Return on average stockholders’ equity	12.71%	13.10%	12.83%

(1)                In 2006, the company has paid three quarterly dividends of $0.07 each.  Prior to 2006, dividends were paid annually in June.
The 2005 annual dividend of $0.24 is reflected in the September 30, 2005 and December 31, 2005 periods.